EVERGREEN FUNDS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

I. Covered Officers/Purpose of the Code

     This Code of Ethics (this “Code”) for the investment companies within the Evergreen Fund complex (the “Funds”) applies to the Funds’ Principal Executive Officer (President) and Principal Financial Officer (Treasurer) (the “Covered Officers”) for the purpose of promoting:

• honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

• compliance with applicable laws and governmental rules and regulations;

• the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

• accountability for adherence to the Code.

CODE OF ETHICSEach Covered Officer owes a duty to the Funds to adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

     Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds.

     Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds’ and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the following examples of conflicts of interest under the Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario. It follows that the overarching principle – that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds – should be the guiding principle in all circumstances.

     Each Covered Officer must:

• not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

• not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;

• not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to profit personally or cause others to profit, by the market effect of such transactions;

     There are some conflict of interest situations that should always be approved by the Chief Compliance Officer if material. Examples of these include.

• any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his responsibilities with the Funds;

• service as a director on the board of any public company;

• the receipt of anything of more than de minimus value from any company with which the Funds have current or prospective business dealings, other than (i) business entertainment such as meals and sporting events involving no more than ordinary amenities, and (ii) unsolicited advertising or promotional materials that are generally available;

• any material ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

• a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III. Disclosure

• Each Covered Officer must familiarize himself/herself with the disclosure requirements applicable to the Funds and the Funds’ disclosure controls and procedures;

• each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ Trustees and auditors and to governmental regulators and self-regulatory organizations; and

• each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and the adviser and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

IV. Compliance

     It is the responsibility of each Covered Officer to promote adherence with the standards and restrictions imposed by applicable laws, rules and regulations.

V. Reporting and Accountability

     Each Covered Officer must:

• upon adoption of the Code, affirm in writing to the Board that he/she has received, read, and understands the Code.

• annually thereafter affirm to the Board that he/she has complied with the requirements of the Code.

• notify the Chief Compliance Officer or the Chief Legal Officer promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Chief Compliance Officer, with the advice of the Chief Legal Officer, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

     Interpretations made and waivers given under this Code will be reported to the Governance Committee of the Funds’ Board of Trustees.

     The Funds will follow these procedures in investigating and enforcing this Code:

• the Chief Legal Officer will take all appropriate action to investigate any violations and potential violations reported to it;

• violations will be reported to the Governance Committee after such investigation;

• if the Governance Committee determines that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser; or recommending dismissal of the Covered Officer.

• any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI. Other Policies and Procedures

     The Funds’ and their investment advisers’ codes of ethics under Rule 17j-1 under the Investment Company Act and any code of conduct adopted by Wachovia Corporation as a whole are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII. Amendments

     This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Funds’ Board.

VII. Confidentiality

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Evergreen Board, it’s counsel and the Funds’ advisers.

X. Internal Use

     The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

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